Exhibit 10.1

Confidential Materials omitted and filed separately with

the Securities and Exchange Commission. Asterisks denote omissions.

Vice President Compensation Plan

2005

Name: Eduardo Sanchez, Vice President Worldwide Sales

Effective Date: 1 January 2005

Annual Bonus Potential: $250,000

Contribution Bonus Rate at Plan: [**]%

Contribution Bonus Rate above Plan: [**]%

Maintenance Bonus Rate: [**]%

As a MicroStrategy Vice President (“Plan Participant”), you are eligible to earn a bonus based on the financial performance of your Franchise while you are an active employee of MicroStrategy. A bonus may be paid in addition to your base salary.

I.	Contribution Targets for 2005

In USD	Q1-05			Q2-05			Q3-05			Q4-05			Total
Contribution Budget Target	$	[	**]	$	[	**]	$	[	**]	$	[	**]	$	[	**]
Contribution Plan Target	$	[	**]	$	[	**]	$	[	**]	$	[	**]	$	[	**]

II.	Contribution Calculation

Contribution will be calculated based on the [**] for the quarter less the [**] for the quarter using the formula: Contribution = ( [**] – [**]). Any Contribution amount less than Budget in a quarter will carry forward and be distributed equally over the remaining quarters to the Contribution Plan Target. The Contribution Bonus Rate will be re-calculated and applied for the remainder of the year.

III.	Contribution Bonus

Your Contribution Bonus shall be calculated by multiplying the quarterly Contribution in excess of the quarterly Contribution Budget Target by the Contribution Bonus Rate at Plan.

Your Contribution Bonus Rate at Plan equals Annual Bonus Potential / (Franchise Contribution Plan – Franchise Contribution Budget. As noted above, this rate will be adjusted to reflect any contribution amount less than budget in a previous quarter.

Your Contribution Bonus Rate above Plan is applied to any contribution amount above the Contribution Plan Target.

IV.	Quote System Compliance As Precondition For Payment Of Any Bonus

No Plan Participant is eligible for the payment of any bonus for any transaction unless: (a) a formal quote was submitted using the MicroStrategy Quote System that clearly describes each term and condition of the proposed transaction and is in full compliance with MicroStrategy Quote System Policy; (b) the submitted quote was approved in advance of any discussion with the customer about the terms and conditions of that transaction; (c) all pricing communications with customer include the official quote approved in the quote system; and (d) the final transaction is identical in all respects to the approved quote.

V.	Maintenance Bonus

•	You will have the opportunity to earn an additional bonus at the end of the calendar year for any increase on the Maintenance Contract value in the customer base of your territory.

•	Finance, in its sole discretion, will calculate the [**] value of Maintenance contracts at the end of 2004 and compare this to the [**] value of Maintenance Contracts at the end of 2005.

•	Your Maintenance Bonus will by computed by multiplying the Maintenance Bonus Rate times the increase, if any, of the [**] Maintenance Contract value between the end of 2004 and the end of 2005 in your territory.

VI.	General Terms

1.	MicroStrategy reserves the right to modify, suspend, or terminate this Plan or any bonus payment in whole or in part, at any time, with or without prior notice or reason. If a Plan Participant is no longer employed by MicroStrategy (regardless of the reason or cause of the employment termination), no bonus shall be earned or paid.

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2.	GAAP Revenue means revenue and earnings consistent with United States Generally Accepted Accounting Principles (“GAAP”) generated by transactions in a given time period. GAAP Revenue will include: License Revenue, Maintenance Revenue, Consulting Revenue and Education Revenue for your Franchise. GAAP Revenue shall be adjusted by subtracting:

(a) GAAP Revenue recognized in the current quarter generated by Sales that have not been completed according to the following Company policies: Corporate Code of Conduct; Revenue Recognition Policy; Quote System Policy; and Contracts Approval, Execution, and Processing Policy.

3.	Cost means the total direct accounting cost (as reported in a MicroStrategy Profit and Loss Report) attributable to the Regional Franchise.

(a) GAAP Costs will include compensation expenses accrued for your Franchise at the actual pay out rates, as well as bad debt charges, unrecovered expenses, and any relevant Franchise overhead cost allocations.

(b) GAAP Costs will not include costs associated with corporate field overheads and commission costs associated with certain OEM transactions.

4.	The timing of bonus payments is subject to the finalization and verification of GAAP Revenue, GAAP Costs, and Contribution achievement as determined by MicroStrategy.

5.	Bonus payments are contingent upon: (1) review and signature of quarterly and annual management financial and operating representation letter which will be sent by MicroStrategy and (2) completion of weekly forecasting and lost deal reports in Salesforce.com by all quota-carrying individuals in the Territory.

6.	MicroStrategy shall have sole responsibility for the administration, interpretation, and implementation of this Plan. Plan Participants must raise with the Vice President Corporate Development any issues they have concerning their commission statement within 60 days from receipt of the statement. All decisions and determinations by MicroStrategy relating to the Plan and any commissions shall, however, be final.

7.	A General Manager may propose a commission split among more than one Account Manager or Account Executive within his/her region that is subject to approval from MicroStrategy. The company shall approve all inter-region commission splits.

8.	This Plan is not a contract and does not guarantee or create any expectation of employment. Employment with MicroStrategy is “at will” and, therefore, either you or MicroStrategy may terminate the employment relationship at any time with or without notice or reason. Participation in this Plan does not grant you the right to continued employment or any right to continuation in your job assignment.

I acknowledge and accept this document as my compensation package for 2005.

Approved by MicroStrategy Incorporated on May 6, 2005.

Acknowledged by Eduardo Sanchez on May 11, 2005.

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